Exhibit 10.34

DIRECTOR DESIGNATION AGREEMENT

DIRECTOR DESIGNATION AGREEMENT, dated as of December 10, 2009 (this “Agreement”), by and among KAR Auction Services, Inc. (formerly known as KAR Holdings, Inc.), a Delaware corporation (the “Company”) and KAR Holdings II, LLC, a Delaware limited liability company (“KAR LLC”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, in connection with the IPO, the Company and KAR LLC desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by KAR LLC.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Board of Directors” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Equity Sponsors” means, collectively, GS Capital Partners VI Parallel, L.P., PCAP KAR, LLC, Parthenon Investors II, L.P., Parthenon Investors III, L.P. and Kelso Investment Associates VII, L.P.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 2 Board Representation.

(a) For so long as KAR LLC beneficially owns more than 50.0% of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board

of Directors, include in the slate of nominees recommended to stockholders of the Company (the “Stockholders”) for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than seven individuals designated by KAR LLC (the “KAR LLC Nominees”).

(b) During such time as KAR LLC beneficially owns 50.0% or less (but at least 30.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall include, acting through the Nominating and Corporate Governance Committee of the Board of Directors, in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than six KAR LLC Nominees.

(c) During such time as KAR LLC beneficially owns less than 30.0% (but at least 20.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board of Directors, include in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than four KAR LLC Nominees.

(d) During such time as KAR LLC beneficially owns less than 20.0% (but at least 10.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board of Directors, include in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than three KAR LLC Nominees.

(e) During such time as KAR LLC beneficially owns less than 10.0% (but at least 5.0%) of the total number of shares of Common Stock outstanding at any time, the Company and the Board of Directors shall, acting through the Nominating and Corporate Governance Committee of the Board of Directors, include in the slate of nominees recommended to Stockholders for election as directors at any annual or special meeting of the Stockholders at which directors of the Company are to be elected, not less than one KAR LLC Nominee.

(f) Subject to Section 2(h), in the event that the size of the Board of Directors is increased or decreased following the date hereof, then the number of individuals that KAR LLC shall have the right to designate under this Section 2 shall be proportionally adjusted such that, following such change in the size of the Board of Directors, the KAR LLC Nominees as a percentage of the number of directors on the entire Board of Directors is equal to the number of individuals (rounded up to the nearest whole number) that comprised the KAR LLC Nominees relative to the thirteen member Board of Directors as of the date hereof. For example, if KAR LLC held beneficial ownership of shares of Common Stock outstanding of 25.0% and the number of directors on the full Board of Directors was decreased to nine, the KAR LLC Nominees would equal three individuals instead of four individuals determined pursuant to Section 2(c).

(g) Vacancies arising through the death, resignation or removal of a KAR LLC Nominee nominated by KAR LLC to the Board of Directors pursuant to this Section 2 may be filled by the Board of Directors only with a KAR LLC Nominee and the director so chosen shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(h) At any time that KAR LLC beneficially owns at least 10% of the total number of shares of Common Stock outstanding, the Company shall not take any action in accordance with the Certificate of Incorporation to change the size of the Board without the prior written consent of KAR LLC.

(i) Notwithstanding the provisions of this Section 2, KAR LLC shall not be entitled to designate a Person as a nominee to the Board of Directors upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for such determination) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. Other than with respect to the issue set forth in the preceding sentence, neither the Company nor any other Stockholder shall have the right to object to any KAR LLC Nominee.

(j) The Company shall notify KAR LLC in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Stockholders (and such notice shall be delivered to KAR LLC at least 120 days prior to such expected mailing date). The Company shall provide KAR LLC with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the KAR LLC Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify KAR LLC of any opposition to a KAR LLC Nominee sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable KAR LLC to propose a replacement KAR LLC Nominee, if necessary, in accordance with the terms of this Agreement, and KAR LLC shall have 10 business days to designate another nominee.

(k) From and after such time as KAR LLC ceases to beneficially own at least 50.0% of the total number of shares of Common Stock outstanding and until this Agreement is terminated in accordance with Section 3(e), each Equity Sponsor shall have the right, exercisable by delivering written notice to the Company, to designate a non-voting observer to attend any meetings of the Board of Directors. Notice of meetings of the Board of Directors shall be furnished to each non-voting observer no later than, and using the same form of communication as, notice of meetings of the Board of Directors are furnished to directors in accordance with the Bylaws.

(l) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws and the Certificate of Incorporation shall accommodate the rights and obligations set forth herein.

Section 3. Miscellaneous.

(a) Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities.

(c) Enforcement. Each of the parties agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each party hereto hereby consents to service of process made in accordance with Section 3(f).

(d) Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(e) Entire Agreement; Termination. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall terminate and be of no further force and effect at such time as KAR LLC ceases to beneficially own at least 5.0% of the total number of shares of Common Stock outstanding.

(f) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof)

If to the Company:

KAR Auction Services, Inc.

13085 Hamilton Crossing Blvd.

Carmel, IN 46032

Attention: Rebecca C. Polak

Facsimile No.: (317) 249-4505

Telephone No.: (317) 249-4255

If to KAR LLC:

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors, II

Facsimile No.: (212) 223-2379

Telephone No.: (212) 751-3939

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Lou R. Kling, Esq.

Facsimile No.: (212) 735-2000

Telephone No.: (212) 735-3000

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) Headings. The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(j) Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

(k) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

(l) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(m) Third Party Beneficiaries. Except for the provisions of Section 2(k), which shall be enforceable by each of the Equity Sponsors, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

KAR AUCTION SERVICES, INC.

By:	/s/ Rebecca Polak
Name:	Rebecca Polak
Title:	EVP and General Counsel

KAR HOLDINGS II, LLC

By:	/s/ Church M. Moore
Name:	Church M. Moore
Title:	Vice President